Dechert
                               1775 Eye Street, NW
                              Washington, DC 20006

                                November 6, 2000

Pilgrim Prime Rate Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ  85258

Ladies and Gentlemen:

     We have acted as counsel to Pilgrim Prime Rate Trust (the "Trust") in connection with the Registration Statement of the Trust on Form N-2 (File Nos. 333-48782 and 811-05410) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of 7,200 Auction Rate Cumulative Preferred Shares of the Trust designated as Series T and Th (the "Preferred Shares"). The Preferred Shares are to be sold pursuant to an underwriting agreement to be entered into by the Trust and Salomon Smith Barney Inc., as principal underwriter (the "Underwriting Agreement").

     We have examined the Trust's Declaration of Trust, as amended, and Certificate of Designation for Preferred Shares, and are familiar with the actions taken by the Trust's Trustees in connection with the issuance and the sale of the Preferred Shares. We have also examined the form of underwriting agreement filed as an exhibit to the Registration Statement and such other documents and records as we have deemed necessary for the purpose of this opinion.

     For purposes of this opinion, we have assumed that the Underwriting Agreement in the form filed as an exhibit to the Registration Statement will have been duly executed and delivered by and on behalf of each of the parties thereto, and that the Trust or its agent receives consideration for the Preferred Shares as set forth in the Registration Statement.

     Based on the foregoing, we are of the opinion that the issuance and the sale of the Preferred Shares have been duly authorized; when issued in accordance with the Underwriting Agreement, the Preferred Shares will be validly issued by the Trust and fully paid and nonassessable by the Trust.

     We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement and in the related Prospectus under the caption "Legal Matters." In giving such consent we do not thereby admit that we are within the category of persons whose consent is required by Section 7(a) of the 1933 Act, or the rules and regulations thereunder.

                                        Very truly yours,

                                        /s/ Dechert